DUNE ENERGY COMMENCES TENDER OFFER FOR DEBENTURES ISSUED BY AMERICAN NATURAL ENERGY CORPORATION

Houston, Texas, December 28, 2006 - Dune Energy, Inc. ("Dune" or the "Company") (AMEX: DNE) announced today that it has commenced a tender offer seeking to purchase all of the outstanding 8% Convertible Secured Debentures (the "Debentures") issued by American Natural Energy Corp. ("ANEC"). The principal amount of the outstanding Debentures is $7,825,000. The Debentures are convertible into shares of ANEC common stock at $0.15 per share and are secured by substantially all of ANEC's assets. The Debentures matured on September 30, 2006 and are now in default.

      Pursuant to the Offer to Purchase, as consideration for the Debentures, Dune has offered to pay to the holders thereof, such number of shares of Dune's common stock, equal to fifty-five percent (55%) of the principal amount outstanding on those Debentures that are validly tendered, divided by the average closing stock price of Dune's common stock for the ten trading days ending January 26, 2007. The Tender Offer will expire on January 31, 2007, unless extended by the Company. The Offer to Purchase is subject to several conditions including the valid tender of Debentures having a principal amount of not less than $6 million. For further information concerning the Tender Offer, reference is made to the Schedule TO filed by the Company today with the Securities and Exchange Commission.

About Dune Energy

Houston-based Dune Energy is a rapidly growing E&P company with oil and gas exploration and development concentrated along the Louisiana/Texas Gulf Coast as well as the Fort Worth Basin Barnett Shale. Additional information is available at www.duneenergy.com.

FORWARD-LOOKING STATEMENTS: This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Dune Energy, Inc.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Dune Energy, Inc. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Dune's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.